EXHIBIT 99.1

News Release

MMC AMENDS BY-LAWS TO PROVIDE FOR MAJORITY VOTING

IN DIRECTOR ELECTIONS

NEW YORK, NEW YORK, December 14, 2006—Marsh & McLennan Companies, Inc. (MMC) today announced that its board of directors has amended MMC’s by-laws to adopt a majority voting standard for the election of directors. The new standard is effective immediately and will apply to MMC’s annual meeting of stockholders in May 2007.

In an uncontested election of directors, a director nominee will be elected or re-elected only if the number of votes cast “for” exceeds the number of votes cast “against” the nominee. In contested elections, where there are more nominees than board seats to be filled, directors will continue to be elected by a plurality of the votes cast.

To support the operation of MMC’s majority voting standard, the board of directors has also amended MMC’s guidelines for corporate governance. Under the amended guidelines, an incumbent director who fails to receive a majority vote when standing for re-election must offer to resign. The board will determine within 90 days whether to accept the resignation and will publicly disclose its decision.

Stephen R. Hardis, MMC’s independent chairman, said: “The adoption of a majority voting by-law is the latest in a series of governance enhancements implemented by the board over the last two years.”

The amended versions of MMC's by-laws and guidelines for corporate governance are available at www.mmc.com.

MMC is a global professional services firm with annual revenues of approximately $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world's leading risk and reinsurance specialist; Kroll, the world's leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 55,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.